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                               Exhibit 11

              COMPUTATION OF NET EARNINGS PER COMMON SHARE

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                                             Three Months Ended
                                                 March 31,
                                         --------------------------
                                              1998           1997
                                         ----------      ----------
EARNINGS
--------
Earnings from Continuing Operations      $2,439,917      $1,310,990
Loss from Discontinued Operations                --        (206,108)
                                         ----------      ----------
   Net Earnings                          $2,439,917      $1,104,882
                                         ==========      ==========
SHARES
------
Weighted Average Number of
Common Shares Outstanding                 4,835,884       4,788,858
(See Note)
Additional Shares Assuming
Conversion of Stock Options                 206,109          79,827
                                          ---------       ---------
Weighted Average Common Shares
Outstanding and Equivalents               5,041,993       4,868,685
                                          =========       =========
Basic Earnings Per Share:
 Earnings from Continuing Operations      $     .50       $     .27
 Loss from Discontinued Operations               --            (.04)
                                          ---------       ---------
   Net Earnings                           $     .50       $     .23

Diluted Earnings Per Share:
 Earnings from Continuing Operations      $     .48       $     .27
 Loss from Discontinued Operations               --            (.04)
                                          ---------       ---------
   Net Earnings                           $     .48       $     .23
                                          =========       =========

Note: All activity during the year has been adjusted for the number of days in the year that the shares were outstanding.
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